Exhibit 99.1

Tesoro Corporation Announces First Quarter 2009 Results

SAN ANTONIO--(BUSINESS WIRE)--May 6, 2009--Tesoro Corporation (NYSE:TSO) today reported first quarter 2009 net earnings of $51 million, or $0.37 per diluted share compared to a net loss of $82 million, or $(0.60) per diluted share for the first quarter of 2008. The 2008 results included a $27 million after-tax benefit related to a legal settlement.

First quarter segment operating income was $162 million versus a $115 million segment operating loss in the first quarter of 2008. The $277 million positive variance was primarily due to higher gross margins and lower operating costs, partially offset by lower throughput.

For the first quarter, the Tesoro Index was over $2.50 per barrel (bbl) higher than a year ago, while the Company’s realized gross margin of $12.14/bbl was $5.60/bbl higher as a result of better margin realization. Our improved capture of the available benchmark versus the 2008 first quarter resulted in a $150 million operating income increase with no significant derivative impact in the current quarter.

For the first quarter, total system heavy crude runs increased 4% and light crude runs decreased 6% versus a year ago. The California and Mid-Pacific regions ran a combined 17,000 barrels per day (bpd) more heavy crude and 27,000 bpd less light crude in comparison to the first quarter 2008. In the Mid-Continent region, inclement weather and low absolute crude prices hampered crude production; however, our realized differentials to WTI on those crudes were still better than the 2008 first quarter.

Quarterly results were impacted by stronger gasoline spreads and weaker distillate spreads. In the West Coast, spot gasoline prices averaged a $5.75/bbl premium over spot diesel prices during the quarter versus a $10.61/bbl discount during the first quarter last year. From January to March of this year, as diesel margins decreased, we shifted 5% of our production out of distillates into gasoline and other products. The Company also benefited from rising prices for bottom-of-the-barrel products. Fuel oil prices averaged 87% of Alaska North Slope crude (ANS) during the first quarter, 8% higher than the first quarter a year ago. Finally, in the retail segment we recorded an operating loss of $15 million, versus a $28 million loss in the first quarter last year. Fuel margins were in line year-on-year and the positive variance is primarily attributable to an $11 million impairment charge in the first quarter 2008 related to a potential sale of 20 retail stations.

Total system throughput for the first quarter was 535,000 bpd, down 10% from the 2008 first quarter. In the Pacific Northwest region, total throughput was down 29% versus a year ago. This was due to planned maintenance at our Anacortes refinery from mid-January to mid-February, as well as matching production to clean product demand in our markets.

Direct manufacturing costs before depreciation and amortization were $257 million in the first quarter versus $248 million in the fourth quarter 2008. Excluding the $0.12 per share after-tax reversal of an accrual in the fourth quarter of 2008, our operating costs decreased $18 million. The difference is primarily attributable to lower energy costs.

For the first quarter 2009, capital expenditures were $107 million, including deferred turnaround spending. The Company ended the quarter unborrowed on its revolving credit facility.

“We increased cash during the quarter, eliminated a small year-end revolver borrowing, and had over one billion dollars of availability on our revolving credit facility,” said Bruce Smith, Chairman, President and CEO. “With an unusually high level of refinery maintenance activity on the West Coast, we benefited from strong crack spreads during the first quarter. Even though the start to 2009 has been better than expected, we will continue to pursue our program to reduce our cash breakeven. A large piece of that program is intended to increase our margin capture realizations, and, in the first quarter, they were above their average historical levels in each region. These results reinforce our expectations to continue delivering on our goals this year,” said Smith.

Board Declares Quarterly Dividend

Tesoro announced today that its Board of Directors has approved a regular quarterly cash dividend of $0.10 per share. The dividend is payable June 15th, 2009 to shareholders of record as of June 1st, 2009.

Public Invited to Listen to Analyst Conference Call

At 7:30 a.m., CDT, Thursday, May 7th, 2009 Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2009 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com, or via phone by dialing 888-241-0558 (international dial-in: 647-427-3417). A replay of the call will be available for thirty days, and may be accessed via phone by dialing 800-695-9459 (international replay: 402-220-0609) and entering passcode 94229487.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes over 870 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, and our expectations about our cash flow, our capital spending and our margin capture. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenues (a)	$3,280	$6,606
Costs and Expenses:
Costs of sales and operating expenses (a)	3,008	6,608
Selling, general and administrative expenses	54	52
Depreciation and amortization	105	90
Loss on asset disposals and impairments	1	14
Operating Income (Loss)	112	(158)
Interest and Financing Costs	(28)	(27)
Interest Income	1	2
Other Income (b)	-	45
Earnings (Loss) Before Income Taxes	85	(138)
Income Tax Provision (Benefit)	34	(56)
Net Earnings (Loss)	$51	$(82)

Net Earnings (Loss) Per Share:
Basic	$0.37	$(0.60)
Diluted (c)	$0.37	$(0.60)
Weighted Average Common Shares:
Basic	137.9	136.2
Diluted	139.5	136.2

(a) We have reclassified losses on our derivative instruments from “Revenues” to “Costs of sales and operating expenses.” Our losses totaled $3 million and $75 million during the three months ended March 31, 2009 and 2008, respectively.

(b) During the three months ended March 31, 2008, we received net refunds totaling $45 million from the Trans Alaska Pipeline System for previous years' refinery transportation and distribution costs associated with our protest of intrastate rates between 1997 and 2000.

(c) The assumed conversion of common stock equivalents produced anti-dilutive results for the three months ended March 31, 2008 and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2009	2008
Operating Income (Loss)
Refining	$177	$(87)
Retail	(15)	(28)
Total Segment Operating Income (Loss)	162	(115)
Corporate and Unallocated Costs	(50)	(43)
Operating Income (Loss)	112	(158)
Interest and Financing Costs	(28)	(27)
Interest Income	1	2
Other Income (b)	-	45
Earnings (Loss) Before Income Taxes	$85	$(138)

Depreciation and Amortization
Refining	$87	$73
Retail	9	12
Corporate	9	5
Depreciation and Amortization	$105	$90

Capital Expenditures
Refining	$71	$165
Retail	5	1
Corporate	12	9
Capital Expenditures	$88	$175
BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2009	2008
Cash and Cash Equivalents	$156	$20
Total Assets	$7,731	$7,433
Total Debt	$1,546	$1,611
Total Stockholders' Equity	$3,259	$3,218
Total Debt to Capitalization Ratio	32%	33%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
REFINING SEGMENT
Total Refining Segment
Refining throughput (thousand barrels per day)
Heavy crude (d)	181	176
Light crude	320	390
Other feedstocks	34	27
Total Throughput	535	593

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	258	283
Jet fuel	64	76
Diesel fuel	121	128
Heavy oils, residual products, internally produced fuel
and other	123	133
Total Yield	566	620

Gross refining margin ($/throughput bbl) (e)	$12.14	$6.54
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$5.33	$5.29

Segment Operating Income ($ millions)
Gross refining margin (f)	$585	$353
Expenses
Manufacturing costs	257	286
Other operating expenses	59	70
Selling, general and administrative	4	9
Depreciation and amortization (g)	87	73
Loss on asset disposals and impairments	1	2
Segment Operating Income	$177	$(87)

Refined Product Sales (thousand barrels per day) (h)
Gasoline and gasoline blendstocks	307	330
Jet fuel	77	97
Diesel fuel	120	123
Heavy oils, residual products and other	85	94
Total Refined Product Sales	589	644

Refined Product Sales Margin ($/barrel) (h)
Average sales price	$56.40	$106.01
Average costs of sales	46.00	99.41
Refined Product Sales Margin	$10.40	$6.60

(d) We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(e) Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin by total refining throughput and may not be calculated similarly by other companies. Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(f) Consolidated gross refining margin totals gross refining margin for each of our regions adjusted for other costs not directly attributable to a specific region. Other costs resulted in a $1 million decrease and a $1 million increase for the three months ended March 31, 2009 and 2008, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(g) Includes manufacturing depreciation and amortization per throughput barrel of approximately $1.70 and $1.25 for the three months ended March 31, 2009 and 2008, respectively.

(h) Sources of total refined product sales included refined products manufactured at the refineries and refined products purchased from third parties. Total refined product sales margin includes margins on sales of manufactured and purchased refined products and the effects of inventory changes.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Refining By Region
California (Golden Eagle and Los Angeles)
Refining throughput (thousand barrels per day) (i)
Heavy crude (d)	164	157
Light crude	60	83
Other feedstocks	24	19
Total Throughput	248	259

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	133	144
Jet fuel	16	18
Diesel fuel	61	61
Heavy oils, residual products, internally produced fuel
and other	59	52
Total Yield	269	275

Gross refining margin	$336	$240
Gross refining margin ($/throughput bbl) (e)	$15.08	$10.18
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$7.04	$7.22

Pacific Northwest (Alaska & Washington)
Refining throughput (thousand barrels per day) (i)
Heavy crude (d)	-	12
Light crude	106	143
Other feedstocks	7	5
Total Throughput	113	160

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	50	61
Jet fuel	22	31
Diesel fuel	21	28
Heavy oils, residual products, internally produced fuel
and other	24	44
Total Yield	117	164

Gross refining margin	$83	$29
Gross refining margin ($/throughput bbl) (e)	$8.17	$2.03
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$4.75	$4.25

Mid-Pacific (Hawaii)
Refining throughput (thousand barrels per day)
Heavy crude (d)	17	7
Light crude	56	60
Total Throughput	73	67

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	17	16
Jet fuel	18	18
Diesel fuel	11	10
Heavy oils, residual products, internally produced fuel
and other	29	25
Total Yield	75	69

Gross refining margin	$56	$(9)
Gross refining margin ($/throughput bbl) (e)	$8.53	$(1.49)
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$2.76	$3.08

(i) We experienced reduced throughput due to a refinery-wide shutdown for scheduled maintenance at the Washington refinery during the 2009 first quarter and scheduled turnarounds at the Golden Eagle refinery and the Washington refineries during the 2008 first quarter.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Mid-Continent (North Dakota & Utah)
Refining throughput (thousand barrels per day)
Light crude	98	104
Other feedstocks	3	3
Total Throughput	101	107

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	58	62
Jet fuel	8	9
Diesel fuel	28	29
Heavy oils, residual products, internally produced fuel
and other	11	12
Total Yield	105	112

Gross refining margin	$111	$92
Gross refining margin ($/throughput bbl) (e)	$12.17	$9.44
Manufacturing cost before depreciation
and amortization ($/throughput bbl) (e)	$3.63	$3.57

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	389	444
Branded jobber/dealer	490	495
Total Stations	879	939

Average Stations (during period)
Company-operated	389	446
Branded jobber/dealer	490	475
Total Average Retail Stations	879	921

Fuel Sales (millions of gallons)
Company-operated	250	287
Branded jobber/dealer	66	62
Total Fuel Sales	316	349

Fuel Margin ($/gallon) (j)(k)	$0.11	$0.12
Merchandise Sales ($ millions)	$46	$53
Merchandise Margin ($ millions)	$11	$13
Merchandise Margin %	24%	25%

Segment Operating Loss ($ millions)
Gross Margins
Fuel (k)	$36	$41
Merchandise and other non-fuel margin	17	18
Total Gross Margins	53	59
Expenses
Operating expenses	50	58
Selling, general and administrative	9	6
Depreciation and amortization	9	12
Loss on asset disposals and impairments (l)	-	11
Segment Operating Loss	$(15)	$(28)

(j) Management uses fuel margin per gallon to compare profitability to other companies in the industry. Fuel margin per gallon is calculated by dividing fuel gross margin by fuel sales volumes and may not be calculated similarly by other companies. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States.

(k) Includes the effect of intersegment purchases from our refining segment at prices which approximate market.

(l) Represents impairment charges during the three months ended March 31, 2008 primarily related to a potential sale of 20 retail stations.

CONTACT:
Tesoro Corporation
Investors:
Scott Phipps, 210-626-4882
Director, Investor Relations,
or
Media:
Lynn Westfall, 210-626-4697
SVP of External Affairs and Chief Economist